January 27, 2006

VIA FACSIMILE AND EXPRESS MAIL

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California  95742
                  and
P.O. Box 537012
Sacramento, California  95853-7012

Attention:  Secretary

           Re:    DEMAND FOR RIGHT TO INSPECT BOOKS AND RECORDS
                  PURSUANT TO SECTION 1701.37(C) OF THE OHIO REVISED CODE

Dear Sir/Madam:

     Jolly Roger Fund LP (the "Fund"), an investment fund, is the record owner of 100 shares of common stock, $0.10 par value per share ("Common Stock"), of GenCorp Inc. (the "Company") and the beneficial owner of an additional 497,200 shares of Common Stock. Pirate Capital LLC ("Pirate Capital"), whose principal business is providing investment management services, is the general partner of the Fund. Thomas R. Hudson Jr. is the Managing Member of Pirate Capital. Pirate Capital is also the investment adviser to, and Mr. Hudson is a director of, Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD, each an investment fund, which are the beneficial owners, respectively, of 2,731,900 and 580,200 shares of Common Stock. Pirate Capital is also the investment adviser to Mint Master Fund Ltd., an investment fund (together, with the Fund, Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD, the "Funds"), which is the beneficial owner of 95,700 shares of Common Stock. Pirate Capital and Mr. Hudson, as the managing member of Pirate Capital, may be deemed to be the beneficial owners of the 3,905,100 shares of Common Stock that are collectively owned by the Funds. The business address for Pirate Capital and for the Funds is 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854.

     Pursuant to Section 1701.37(c) of the Ohio Revised Code (the "ORC"), as the record and beneficial owner of the shares of Common Stock stated above, the Fund hereby demands that it and its attorneys, representatives and agents be given, during regular business hours, the opportunity to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:

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              200 CONNECTICUT AVENUE; 4TH FLOOR, NORWALK, CT 06854
                      PHONE: 203-854-1100 FAX: 203-854-5841
                            www.piratecapitalllc.com

     (a) A complete record or list of the stockholders of the Company, certified by the Company's transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number, series and class of shares of stock of the Company held by, each stockholder as of the date hereof, and as of any record date established or to be established for the 2006 Annual Meeting of Shareholders of the Company, including any adjournments, postponements, reschedulings or continuations thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting");

     (b) Relating to the list of stockholders and all other information referred to in paragraph (a), a magnetic computer tape or other electronic medium containing such information, the computer processing data necessary for the Fund to make use of such information on magnetic computer tape or other electronic medium and a hard copy printout of such information in order of descending balance for verification purposes;

     (c) All daily transfer sheets showing changes in the names and addresses of the Company's stockholders and the number, series or class of shares of stock of the Company held by the Company's stockholders that are in or come into the possession of the Company or its transfer agent, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees from the date of the stockholder list referred to in paragraph
(a);

     (d) Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto;

     (e) All information in or that comes into the Company's or its transfer agent(s)' or registrar(s)' possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names and addresses of and number of shares of stock of the Company held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (f) All information in or that comes into the Company's possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names of the non-objecting beneficial owners of the stock of the Company pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on magnetic computer tape or other electronic medium, such computer processing data as is necessary the Fund to make use of such information on magnetic computer tape or other electronic medium, and a hard copy printout of such information in order of descending balance for verification purposes. If such information is not in the Company's possession, custody or control, such information should be requested from Automatic Data Processing - Investor Communications Services; and

     (g) All lists on computer tapes or other electronic media and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of and number, series and class of shares of stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Fund or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

     The Fund demands that all modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

     The Fund will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

     The purpose of this demand is to enable the Fund and its affiliates to communicate with the Company's stockholders on matters relating to their interests as stockholders and to facilitate and support a proxy solicitation of the Company's stockholders to, among other things, elect members of the board of directors.

     The Fund hereby designates and authorizes Marc Weingarten and Steven J. Spencer of Schulte Roth & Zabel LLP and any other persons designated by them or by the Fund, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties no later than February 6, 2006.

     Please advise the Fund's counsel, Marc Weingarten, Esq. of Schulte Roth & Zabel LLP, at (212) 756-2280, as promptly as practicable, when and where the items requested above will be made available to the Fund. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Fund immediately in writing, with a copy to Marc Weingarten, Esq., Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, facsimile 212-593-5955, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Fund will assume that the Company agrees that this request complies in all respects with the requirements of the ORC and all other relevant laws. The Fund reserves the right to withdraw or modify this request at any time.

                               Very truly yours,


                               JOLLY ROGER FUND LP
                               By:  Pirate Capital LLC, its General Partner


                               By: /s/ Thomas R. Hudson Jr.
                                   -------------------------------
                                   Name: Thomas R. Hudson Jr.
                                   Title: Managing Member